Exhibit 10.1

SECOND AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made as of June 4, 2020 (the “Effective Date”) by iHeartMedia, Inc. (the “Company”) and Robert Pittman (the “Employee”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

W I T N E S S E T H.

WHEREAS, the parties hereto desire to amend the Amended and Restated Employment Agreement, dated as of January 13, 2014, as subsequently amended May 1, 2019, by and between the Company and the Employee (the “Agreement”), as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Section 6(F) of the Agreement is hereby deleted and replaced in its entirety with the following:

“(F)    EXCESS PARACHUTE PAYMENTS; LIMITATION ON PAYMENTS.

(i)    BEST PAY CAP. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Employee or paid on the Employee’s behalf (including any payment or benefit received in connection with a termination of the Employee’s employment, whether pursuant to the terms of this Agreement, any other plan, arrangement or agreement or otherwise) (all such payments and benefits, including the payments and benefits under this Section 6, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar tax that may be imposed by any taxing authority) (such excise tax or similar tax, the “Excise Tax”), then the Total Payments shall be reduced solely to the extent necessary to ensure that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income or payroll taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local or payroll income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). If a reduction is to occur pursuant to this Section 6(F)(i), unless an affirmative election by the Employee is permitted by (such that it would not result in taxation under) Section 409A of the Code, the reduction to the Total Payments shall be implemented in the following order: (i) cash severance payments under this Agreement; (ii) accelerated vesting of any equity-based awards; (iii) non-cash benefits under this Agreement; and

(iv) any other payments or benefits under this Agreement or otherwise. If no reduction is to occur pursuant to this Section 6(F)(i), the Total Payments shall be delivered and paid to the Employee in full.

(ii)    CERTAIN EXCLUSIONS. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm and/or tax counsel appointed or engaged by the Company with the Employee’s prior written consent prior to any change in ownership or control (within the meaning of Treasury Regulations Section 1.280G-1, Q&As 27 - 29) (the “Independent Advisors”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the written opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G of the Code. In the event that the Independent Advisors are serving as accountants, auditors or counsel for the individual, entity or group effecting the change in ownership or control (within the meaning of Treasury Regulations Section 1.280G-1, Q&As 27 - 29), the Company shall appoint another nationally recognized accounting firm and/or tax counsel to make the determinations hereunder (which firms shall then be referred to as the “Independent Advisors” hereunder). All determinations hereunder shall be made by the Independent Advisors, who shall provide detailed supporting calculations both to the Company and the Employee at such time as it is requested by the Company or the Employee. The determination of the Independent Advisors shall be final and binding upon the Company and the Employee. The Company shall be responsible for all charges for the Independent Advisors. The Company and the Employee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 6(F).

(iii)    MITIGATION OF EXCISE TAX. Notwithstanding anything contained in this Agreement or any other agreement between the Employee and the Company or any of its subsidiaries to the contrary, the Employee and the Company shall in good faith attempt to agree on steps to ensure that no payments to which the Employee would otherwise be entitled to receive pursuant to this Agreement or any such other plan, arrangement or agreement will be “parachute payments” as defined in Section 280G(b)(2) of the Code and shall cooperate with each other to mitigate the impact of the Excise Tax and any potential reduction to payments or benefits provided under this Agreement, any other plan, arrangement or agreement or otherwise.”

2.    In Section 6(G) of the Agreement, the phrase “the Internal Revenue Code of 1986, as amended (the “Code”)” is hereby deleted and replaced with the phrase “the Code”.

3.    Except as specifically set forth herein, the Agreement and all of its terms and conditions remain in full force and effect, and the Agreement is hereby ratified and confirmed in all respects, except that on or after the date of this Amendment this Amendment shall be incorporated in and form a part of the Agreement, and all references in the Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Agreement as amended by this Amendment.

4.    This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and such counterpart together shall constitute one and the same instrument.

5.    This Amendment, including the validity, interpretation, construction and performance of this Amendment, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in such State, without regard to such State’s conflicts of law principles.

6.    This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. Except as expressly provided herein, all terms and conditions of the Agreement shall remain in full force and effect. The Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

iHeartMedia, Inc.

By:	/s/ Paul McNicol
Name:	Paul McNicol
Title:	Executive Vice President, General Counsel and Secretary

Employee

/s/ Robert Pittman
Robert Pittman

[SIGNATURE PAGE TO SECOND AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT]